Exhibit 10.16

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS [*****], HAS BEEN OMITTED IN RELIANCE ON REGULATION S-K, ITEM 601(B)(10)(IV) BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS CONFIDENTIAL.

Amendment no 2. to
Contract between Firebird LNG LLC and Siemens Energy AB

This Amendment is entered into by and between Firebird LNG LLC a company duly organized and existing under the laws of the territory of Puerto Rico and registered in Puerto Rico, with a business address at 151 San Francisco St., Suite 201, San Juan, Puerto Rico 00901 (hereinafter referred to as the “Customer”) and Siemens Energy AB a company duly organized and existing under the laws of Sweden and registered in Finspong, Sweden, with a business address at 612 83 Finspong, Sweden (hereinafter referred to as the “Siemens Energy”).

Recitals

WHEREAS Customer and Siemens Energy entered into an agreement on July 18th, 2022, for the Power Island Equipment for a SCC6-800 6x1 Combined-Cycle Power Plant together with its auxiliary equipment (herein called “Contract”), and

WHEREAS Customer and Siemens Energy entered into Amendment no 1 on October 11th 2022, for adjustments to the Contract in Article 3 and Appendix 3 of the Contract, and

WHEREAS, the Customer and Siemens Energy have agreed to make certain amendments to the payment terms, delivery terms, as well as adding additional wording in regard to storage.

NOW, THEREFORE the Parties agree as follows:

1. General.

A. Capitalized terms in this Amendment shall have the meanings as given to them in the Contract, except for capitalized terms defined herein which shall have the meaning given to them herein.

B. The recitals of this Amendment form an integral part hereof.

C. The Contract remains unchanged, unless it is altered in accordance with this Amendment.

2. Agreements.

A. Effectiveness of Contract. Article 3 of the Agreement is hereby replaced with the following:

The Contract shall become effective upon its signature by both Parties, and Siemens Energy’s receipt of the down payment free for disposal as mentioned in Article 6.1 (a).

The Parties are in agreement that the delivery dates set forth in Article 8.1 are conditional upon that the Customer has paid all the progress payments, the additional payments for interest as well as the storage cost within the times stipulated in Article 6.1 and established a letter of credit in accordance with the conditions set forth in Article 6.1 of this Agreement. In the event that Siemens Energy has not received the down payment and all progress payments in full and/or Siemens Energy has not received and approved the letter of credit by latest July 1st, 2023, the Contract shall be automatically terminated. Siemens Energy shall have no liability whatsoever, under any legal theory (including without limitation breach of contract or of statue, tort, negligence in any form or indemnity), to the Customer relating to or arising out of such termination. Siemens Energy shall be entitled to retain any payments received.

B. Terms of Payment. Article 6 of the Contract is hereby replaced with the following:

6.1 The Contract Price shall be paid by the Customer to Siemens Energy at the times and in the manner set forth below. Payment shall be deemed to be made by Customer upon receipt of cleared funds into Siemens Energy’s bank account for its free disposal. All invoices shall be submitted by Email to Customer in accordance to Article N°1.4 “Notices”.

(a) Down Payment. The down payment of ten percent (10%) of the Contract Price shall be made within five (5) bank days after each Party has signed this Contract (the “Execution Date”) by bank transfer after receipt of the following documents:

- one (1) original of the commercial invoice covering ten percent (10%) of the Contract Price The down payment is not refundable.

(b) First Progress Payment. The first progress payment of five point fifty-two percent (5.52%) of the Contract Price shall be made within ninety (90) calendar days after the Execution Date however no later than October 15, 2022 by bank transfer after receipt of the following documents:

- one (1) original of the commercial invoice covering five point fifty-two percent of the Contract Price The first progress payment is not refundable.

(c) Second Progress Payment. The second progress payment of five point fifty-two percent (5.52%) of the Contract Price shall be made within one hundred eight (108) calendar days after the Execution Date however no later than November 03, 2022 by bank transfer after receipt of the following documents:

- one (1) original of the commercial invoice covering five point fifty-two percent of the Contract Price The second progress payment is not refundable.

(d) Third Progress Payment. The third progress payment of five point fifty -two percent (5.52%) of the Contract Price shall be made within one hundred thirty-six (136) calendar days after the Execution Date however no later than December 1st, 2022 by bank transfer after receipt of the following documents:

- one (1) original of the commercial invoice covering five point fifty-two percent of the Contract Price The third progress payment is not refundable.

(e) Fourth Progress Payment. The fourth progress payment of three point forty-four percent (3.44%) of the Contract Price shall be made within one hundred eighty three (183) calendar days after the Execution Date however no later than January 17th, 2023 by bank transfer after receipt of the following documents:

- one (1) original of the commercial invoice covering three point forty four percent (3.44%) of the Contract Price The fourth progress payment is not refundable.

(f) Fifth Progress Payment. The fifth progress payment of one point seventy-nine percent (1.79%) of the Contract Price shall be made within two hundred six (206) calendar days after Restricted the Execution Date however no later than February 9th, 2023 by bank transfer after receipt of the following documents:

- one (1) original of the commercial invoice covering one point seventy-nine percent (1.79%) of the Contract Price The fifth progress payment is not refundable,

(g) Sixth Progress Payment. The sixth progress payment of one point seventy-nine percent (1.79%) of the Contract Price shall be made within two hundred thirty-four (234) calendar days after the Execution Date however no later than March 9th, 2023 by bank transfer after receipt of the following documents:

- one (1) original of the commercial invoice covering one point seventy nine percent (1.79%) of the Contract Price The sixth progress payment is not refundable.

(h) Seventh Progress Payment. The seventh progress payment of one point seventy nine percent (1.79%) of the Contract Price shall be made within two hundred sixty-two (262) calendar days after the Execution Date however no later than April 6th, 2023 by bank transfer after receipt of the following documents:

- one (1) original of the commercial invoice covering one point seventy nine percent (1.79%) of the Contract Price.

The seventh progress payment is not refundable.

(i) Eighth Progress Payment. The eighth progress payment of one point seventy nine percent (1.79%) of the Contract Price shall be made within two hundred ninety-one (291) calendar days after the Execution Date however no later than May 5th, 2023 by bank transfer after receipt of the following documents:

- one (1) original of the commercial invoice covering one point seventy nine percent (1.79%) of the Contract Price,

The eighth progress payment is not refundable.

(j) Nineth Progress Payment. The nineth progress payment of one point seventy-nine percent (1.79%) of the Contract Price shall be made within three hundred eighteen (318) calendar days after the Execution Date however no later than June 1th, 2023 by bank transfer after receipt of the following documents:

- one (1) original of the commercial invoice covering one point seventy nine percent (1.79%) of the Contract Price.

The nineth progress payment is not refundable.

(k) Tenth Progress Payment. The tenth progress payment of eleven point zero five percent (11.05%) of the Contract Price shall be made within three hundred forty-eight (348) calendar days after the Execution Date however no later than July 1st, 2023 by bank transfer after receipt of the following documents:

- one (1) original of the commercial invoice covering eleven point zero five percent of the Contract Price.

The tenth progress payment is not refundable.

(l) Additional Payment for interest 1. (“Additional Payment 1”). Due to the changes of the payment terms, the Parties have agreed in negotiation of this Amendment that Purchaser shall pay to Seller an Additional Payment 1 (which is not included in the Contract Price) equal to [*****] Swedish Kronas (“SEK”) ([*****] SEK) and which shall be made within one hundred seventy-nine (179) calendar days after the Execution Date however no later than January 13th, 2023 by bank transfer after receipt of the following documents:

- one (1) original of the commercial invoice covering SEK [*****].

The Additional Payment 1 is not refundable.

(m) Additional Payment for interest. (“Additional Payment for interest”). Due to the changes of the payment terms, the Parties have agreed in negotiation of this Amendment that Customer shall pay to Siemens Energy Additional Payment for interest. The interest is calculated based on the quantity of days each monthly payment is delayed compared to what was originally agreed in the Contract, at 8 percentage.

The Parties have agreed that the Customer shall pay Siemens Energy the Additional Payment for interest as a lump sum amount of [*****] Swedish Kronas ([*****] SEK) no later than July 1sl 2023 by bank transfer after receipt of the following document:

- one (1) original of the commercial invoice.

The Additional Payments for interest are not refundable.

(n) Letter of Credit. For the remaining fifty percent (50%) of the Contract Price, the Customer shall, no later than three hundred forty-eight (348) calendar days from the Execution Date, however no later than July 1st, 2023, establish an irrevocable letter of credit as set forth in Appendix 3 and Article 3.4 of Appendix 1 by a first class bank approved by Siemens Energy, payable at sight. In order to have the letter of credit established by July 1st, 2023, Siemens Energy shall have received the letter of credit from the Customer no later than 7 calendar days prior to July 1st, 2023. The form and content of the letter of credit shall be as set out in Appendix 3. All fees and Letter of Credit cost shall be borne by Customer. Confirmation cost shall be in Siemens Energy account.

(o) Payment Provisions under the Letter of Credit.

(i) 35% of the Contract Price pro rata upon each Delivery against presentation of the following documents:

-	one (1) original of packing list.

-	one (1) original of the commercial invoice covering the respective part of the Contract Price.

(ii) 15% (fifteen percent) of the Contract price upon presentation of one (1) commercial invoice dated September 1, 2023.

C. Delivery Dates.

(a) The table in Article 8.1 shall be deleted and replaced with the following:

Major Component	Delivery Date
GTG unit 1	Jan 27th 2024
GTG unit 2	Jan 27th 2024
GTG unit 3	Feb 29th 2024
GTG unit 4	Feb 29th 2024
GTG unit 5	March 29th 2024
GTG unit 6	March 29th 2024
HRSG unit 1	31st August, 2023
HRSG unit 2	31st August, 2023
HRSG unit 3	31st August, 2023
HRSG unit 4	31st August, 2023
HRSG unit 5	31st August, 2023
HRSG unit 6	31st August, 2023
STG	Jan 27th 2024

(b) The third paragraph in Article 8.1 shall be replaced with the following:

“Customer is entitled to request a postponement in the Delivery Dates however, only for the GTG units and/or the STG, subject to Siemens Energy’s approval and against compensation for cost associated with storage, of up to a maximum of 60 calendar days following the Delivery Dates mentioned in table above, provided however that the Customer has provided that written request no later than 60 days prior to the originally planned Delivery Dates. Siemens Energy shall confirm such new Delivery dates without undue delay.”

(c) The fourth paragraph in Article 8.1 is hereby replaced with the following:

Customer is entitled to request Siemens Energy, using reasonable effort to agree to transport of the components currently stored in Vietnam and China to a storage facility mutually agreed upon by Customer and Siemens Energy. Customer shall be responsible for payment of any and all costs related thereto, including but not limited to transport, insurance, and storage of said components.

D. Storage. An additional Article 8.3 “Storage” shall be inserted in the Contract and shall read as follows:

Siemens Energy shall be entitled to compensation from the Customer for any direct and substantiated cost connected to storing the Power Island Equipment calculated from March 28th, 2023, and onwards.

The Parties have agreed that the average payment for storage shall be a fixed monthly amount which is equal to the total storage cost for the period March 28th until the Delivery Dates stated in Article 8.1 under Section C above, divided by the number of months of storage of the Power Island Equipment until the last Delivery Date stated in the Article 8.1 (ten months of equal payments).

The Customer shall pay Siemens Energy for storage shall be [*****] Swedish Kronas ([*****] SEK) per month.

The Additional Storage Payments shall not be included in the Contract Price, and shall be paid by Customer bank transfer after receipt of the following document:

- one (1) original of the commercial invoice.

The Additional Storage Payments are not refundable. Siemens Energy will invoice the amount during the first 5 calendar days from each month, starting on March 28th, 2023, up to the Delivery of all Power Island Equipment and Customer shall pay to Siemens Energy within 5 (five) following calendar days.

E. Appendix - Draft L/C document. Appendix 3 of the Contract will be replaced by draft attached to this Amendment N°2 as Attachment N°1.

F. Use of Components by Siemens Energy. Customer agrees that, until such time as the letter of credit provided for in Section 6.1 (o) is posted and is in effect, Siemens Energy may utilize parts from, and/or complete components themselves, for use in other projects that are being undertaken by Siemens Energy, or for use in Siemens Energy’s operation of other power plants, provided, however, that Siemens Energy agrees that it shall replace all such parts or components so utilized in time to deliver complete and operational components to Customer according to the schedule set forth in Section C “Delivery Dates” (a) above, or the Delivery Dates otherwise mutually agreed.

3. Effectiveness, Applicable Law.

This Amendment shall become effective on the date of signature from both parties This Amendment shall be governed by the law as agreed in the Contract and the dispute resolution as agreed in the Contract shall apply for all disputes connected with or arising out of this Amendment.

IN WITNESS WHEREOF, this Amendment is to be executed in two (2) equally valid counterparts in accordance with the respective laws:

SIEMENS ENERGY AB	Firebird LNG LLC

1/13/2023	1/13/2023
Date	Date

/s/ Mikael Kåvemark	/s/ Walt Teter
Signature	Signature

Mikael Kåvemark, Head of PM	Walt Teter, CEO
Name	Name

1/13/2023
Date	Date

/s/ Gunnar Wik
Signature	Signature

Gunnar Wik, Vice President – Bid Management
Name	Name

Restricted	Siemens Energy is a trademark licensed by Siemens AG.	8